Exhibit 99.1
VWR Corporation Reports Solid First Quarter 2015 Financial Results
RADNOR, Pa., May 14, 2015 /PRNewswire/ — VWR Corporation (NASDAQ: VWR), a leading global, independent provider of products, services and solutions to laboratory and production facilities, today reported its financial results for the first quarter ended March 31, 2015.
First Quarter 2015 Highlights

•	Consolidated revenues of $1.03 billion, up 3.6% on an organic basis.

•	Americas and EMEA-APAC segments’ organic revenues increased 5.1% and 1.9%, respectively.

•	1Q15 Adjusted EPS of $0.33, up 17.9% compared to $0.28 in the prior year quarter.

•	Acquired Hichrom Limited on May 1, 2015, a leading manufacturer and distributor of high performance liquid chromatography columns and consumables.

•	Management reaffirms full year 2015 guidance.
Manuel Brocke-Benz, President and Chief Executive Officer of VWR, commented: “Notwithstanding significant currency headwinds, and excluding the benefit from recent acquisitions, VWR was able to deliver solid underlying operational performance, which underscores the resilience of VWR’s business model and our ongoing ability to drive shareholder value. In the first quarter, organic revenue growth was 3.6%, driven by solid performance in the Americas, which continues to benefit from strong Biopharma revenues and continued research and development spending. Our financial performance confirms that we are executing on our plan and these results show that the VWR growth story remains on track.”
First Quarter 2015 — Consolidated Results
Revenues were $1.03 billion, down $27.0 million, or 2.6% compared to prior year. The strengthening of the U.S. dollar compared to the euro and other major currencies reduced revenues by $87.7 million, or 8.3% compared to prior year. On an organic basis, revenues increased 3.6% while recent acquisitions increased revenues by an additional $22.3 million, or 2.1%.
Operating income declined $3.2 million, or 4.2% compared to prior year. Excluding the impact of currency and acquisitions, comparable operating income increased $1.8 million, or 2.3%. Adjusted Net Income was $43.8 million, up $7.4 million, or 20.3% versus prior year. Adjusted EPS increased 17.9% year over year to $0.33, up from $0.28 in the prior year quarter.
Adjusted EBITDA declined $4.9 million compared to the first quarter of 2014, down 4.4% to $106.8 million. On a comparable basis, excluding currency and acquisitions, Adjusted EBITDA increased $1.4 million, or 1.3%. The change in the Merck supply agreement negatively impacted operating income and Adjusted EBITDA by approximately $6 million compared to the prior year.
First Quarter 2015 — Segment Results
Americas
Revenues were $605.3 million, up $36.9 million, or 6.5% compared to prior year. On an organic basis, revenues increased 5.1% year-over-year. The revenue increase in the Americas was driven by continued strength in sales to Biopharma customers. The Company continues to see large Biopharma customers leveraging VWR’s integrated procurement services and extending purchasing beyond catalog products. In addition, sales to University customers saw solid growth, driven by successful business development efforts focused on these customers.
The Americas segment organic revenue growth translated into strong Americas operating income growth, with operating income of $35.7 million, up $6.1 million, or 20.6% compared to prior year. Excluding the impact of currency and acquisitions, comparable operating income increased $4.1 million, or 13.9% year-over-year, driven by higher sales volume and operating margin improvement.

EMEA-APAC
Revenues were $424.3 million, down $63.9 million, or 13.1% year-over-year, with the reduction driven by the continued strengthening of the U.S. dollar compared to the euro and other major currencies. Currency reduced reported sales by 16.4%, while acquisitions added 1.4%. On an organic basis, revenues increased 1.9%.
Operating income of $38.1 million declined $9.3 million, or 19.6% compared to prior year. Excluding the impact of currency and acquisitions, comparable operating income declined $2.3 million, or 4.9% year-over-year. Our renegotiated Merck KGaA supply agreements took effect in April of 2014, and this change had an approximate $6 million year-over-year negative impact on EMEA-APAC operating income. Excluding the contract change, EMEA-APAC comparable operating income and EMEA-APAC comparable operating income margin would have improved versus the prior year.
Full Year 2015 Outlook
Greg Cowan, Senior Vice President and Chief Financial Officer, commented: “In March, we took advantage of an attractive funding environment in Europe to issue €503.8 million of euro-denominated unsecured senior notes at attractive interest rates. This transaction effectively extended the maturity of more than one quarter of our total indebtedness. During the remainder of 2015, should interest rates remain at or near current levels, we anticipate refinancing and extending the remaining portion of our outstanding debt. This refinancing activity, along with our ongoing deleveraging, has the potential to significantly lower interest costs and drive shareholder value as we move into 2016 and beyond.”
Management reaffirmed 2015 guidance and continues to anticipate 2015 revenues in the range of $4.24 to $4.31 billion, 2015 Adjusted EBITDA in the range of $456 to $463 million, and 2015 Adjusted EPS in the range of $1.42 to $1.50.
Our full year 2015 outlook assumes:

•	Current foreign currency exchange rates constant for the remainder of the year.

•	Adjusted diluted shares outstanding of 132 million.

•
A 2015 effective tax rate to calculate Adjusted EPS of 36%, up from our prior estimate of 35%. This increase reflects a higher proportion of adjusted pre-tax income from higher tax jurisdictions and recognition of a non-cash, non-recurring discrete charge in the first quarter of 2015.

•	Share-based compensation expense in the range of $5 to $6 million before tax in 2015.

•	No impact from acquisitions closed after May 14, 2015.

•	Adjusted EPS includes share-based compensation expense. Adjusted EBITDA guidance excludes share-based compensation expense.
Balance Sheet & Cash Flows
As of March 31, 2015, we had total debt of $2.06 billion, cash and cash equivalents of $98.5 million, resulting in Net Debt of $1.96 billion, down $26.8 million compared to Net Debt of $1.99 billion as of December 31, 2014. The reduction in Net Debt during the quarter was due to the continued weakening of the euro compared to the U.S. dollar. Our ratio of Net Debt to LTM Adjusted EBITDA was 4.4x as of March 31, 2015, flat compared to 4.4x as of December 31, 2014. The Company had $1.14 billion of euro-denominated debt as of March 31, 2015. The impact of currency fluctuations on interest from our euro-denominated debt mitigates some of the earnings and cash flow volatility caused by changes in the U.S. dollar euro exchange rate.
In the first quarter of 2015, net cash utilized by operating activities was $9.9 million compared to cash provided by operations of $15.2 million in the first quarter of 2014. The year-over-year reduction in cash flow from operations was primarily driven by the timing of inventory purchases and payments.
Capital expenditures in the first quarter of 2015 were $9.5 million compared to $6.6 million in the first quarter of 2014. Free Cash Flow, or cash from operating activities less capital expenditures, for the first quarter of 2015 was negative $19.4 million.

Conference Call
As previously announced, VWR Corporation will hold a conference call today, May 14, 2015, to discuss its first quarter 2015 financial results beginning at 8:30 a.m. ET. The conference call can be accessed live over the phone by dialing (877) 845-1003, or for international callers, (760) 298-5093. Callers will need to request to join the VWR Corporation first quarter 2015 earnings conference call. A replay will be available two hours after the conclusion of the live call and can be accessed by dialing (855) 859-2056, or for international callers, (404) 537-3406. The conference ID number for both the live call and replay will be 25413940. The replay will be available through May 19, 2015. A presentation relating to the conference call will be available at investor.vwr.com.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of our website at investor.vwr.com. The online replay will remain available for a limited time beginning immediately following the call. To learn more about VWR, please visit our website at www.vwr.com.
Use of Non-GAAP Financial Measures
As appropriate, we supplement our results of operations determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measurements that we believe are useful to investors, creditors and others in assessing our performance. These measurements should not be considered in isolation or as a substitute for reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measurements, and such measurements may not be comparable to similarly-titled measurements reported by other companies. Rather, these measurements should be considered as an additional way of viewing aspects of our operations that provide a more complete understanding of our business. We strongly encourage readers to review our consolidated financial statements in their entirety and not rely solely on any one, single financial measurement.
The non-GAAP measurements used in this press release are Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, Free Cash Flow, Net Debt and Net Leverage:

•
Adjusted EBITDA is our net income or loss adjusted for the following items: (i) interest expense, net of interest income, (ii) income tax provision or benefit, (iii) depreciation and amortization, (iv) net foreign currency remeasurement gains or losses relating to financing activities, (v) losses on extinguishment of debt, (vi) share-based compensation expense and (vii) other costs or credits that are either isolated or cannot be expected to recur with any regularity or predictability.

•
Adjusted Net Income is our net income or loss first adjusted for the following items: (i) amortization of acquired intangible assets, (ii) net foreign currency remeasurement gains or losses relating to financing activities, (iii) losses on extinguishment of debt, (iv) other costs or credits that are either isolated or cannot be expected to recur with any regularity or predictability. From this amount, we then add or subtract an assumed incremental income tax impact on the above noted pre-tax adjustments, using estimated tax rates, to arrive at Adjusted Net Income.

•
Adjusted EPS is our Adjusted Net Income divided by a normalized number of shares outstanding, reflecting for all periods (i) the total number of shares of common stock outstanding following our initial public offering and the exercise of the underwriters’ option to purchase additional shares, as well as (ii) the dilutive effect, if any, of the assumed exercise or conversion of instruments into common stock as determined under GAAP.

•	Free Cash Flow is our net cash provided by or used in operating activities less capital expenditures.

•	Net Debt is our total debt and capital lease obligations less our cash and cash equivalents

•	Net Leverage is calculated by taking (i) Net Debt, and dividing it by (ii) our Adjusted EBITDA for the preceding twelve-month period (“LTM Adjusted EBITDA”).
Reconciliations of these measurements to the most directly comparable GAAP-based financial measurements are included at the end of this press release.
In this earnings release, we refer to changes in our revenues before the effects of recent acquisitions and prior to the effects of changes in foreign currency exchange rates as our "organic" results.

About VWR Corporation
VWR (NASDAQ: VWR), headquartered in Radnor, Pennsylvania, is a leading, global, independent provider of products, services and solutions to laboratory and production facilities. With sales in excess of $4.3 billion in 2014, VWR enables science for customers in the pharmaceutical, biotechnology, industrial, education, government and healthcare industries. With more than 160 years of experience, VWR has cultivated a value proposition delivering product choice, operational excellence and differentiated services to improve our customers’ productivity from research to production. VWR’s differentiated services provide innovative, flexible and customized solutions from scientific research services to custom-manufactured chemical blends. Our dedicated team of more than 8,500 associates is focused on supporting scientists, medical professionals and production engineers to achieve their goals.
Forward-Looking Statements
This press release contains forward-looking statements. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “can,” “could,” “may,” “should,” “would,” “will,” the negatives thereof and other words and terms of similar meaning.
Forward-looking statements are inherently subject to risks, uncertainties and assumptions; they are not guarantees of performance. You should not place undue reliance on these statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that the assumptions and expectations will prove to be correct. Factors that could contribute to these risks, uncertainties and assumptions include, but are not limited to, the factors described in “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2014.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. In addition, all forward-looking statements speak only as of the date of this press release. We undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise other than as required under the federal securities laws.

VWR Corporation and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(in millions, except per share data)

	Three Months Ended March 31,
	2015	2014
Net sales	$1,029.6	$1,056.6
Cost of goods sold	738.4	744.0
Gross profit	291.2	312.6
Selling, general and administrative expenses	217.4	235.6
Operating income	73.8	77.0
Interest expense	(27.3)	(46.0)
Interest income	0.1	0.2
Other income (expense), net	70.3	(3.1)
Loss on extinguishment of debt	(1.8)	—
Income before income taxes	115.1	28.1
Income tax provision	(43.6)	(10.7)
Net income	71.5	17.4
Accretion of dividends on redeemable convertible preferred stock	—	(12.4)
Net income applicable to common stockholders	$71.5	$5.0

Earnings per share:
Basic	$0.54	$50.00
Diluted	0.54	50.00
Weighted average shares outstanding:
Basic	131.4	0.1
Diluted	131.9	0.1

VWR Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(in millions, except per share data)

	March 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$98.5	$118.0
Trade accounts receivable, net of reserves of $12.1 and $12.2, respectively	589.9	583.5
Other receivables	42.1	62.1
Inventories	377.9	394.5
Other current assets	45.4	44.5
Total current assets	1,153.8	1,202.6
Property and equipment, net	221.9	231.5
Goodwill	1,772.0	1,853.6
Other intangible assets, net	1,509.9	1,594.9
Other assets	116.0	106.2
Total assets	$4,773.6	$4,988.8
Liabilities, Redeemable Equity and Stockholder Equity
Current liabilities:
Current portion of debt and capital lease obligations	$21.1	$95.3
Accounts payable	431.4	466.2
Employee-related liabilities	57.1	82.3
Other current liabilities	124.7	142.3
Total current liabilities	634.3	786.1
Debt and capital lease obligations, net of current portion	2,042.2	2,016.6
Due to VWR Holdings — ITRA, net of current portion	153.3	163.1
Deferred income taxes	480.1	462.2
Other liabilities	165.2	169.7
Total liabilities	3,475.1	3,597.7
Redeemable equity units of parent, at redemption value	57.1	51.4
Stockholder equity:
Preferred stock, $0.01 par value; 50.0 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value; 750.0 shares authorized, 131.4 shares issued and outstanding	1.3	1.3
Additional paid-in capital	1,711.7	1,716.3
Accumulated deficit	(76.5)	(148.0)
Accumulated other comprehensive loss	(395.1)	(229.9)
Total stockholder equity	1,241.4	1,339.7
Total liabilities, redeemable equity and stockholder equity	$4,773.6	$4,988.8

VWR Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Three Months Ended March 31,
	2015	2014
Cash flows from operating activities:
Net income	$71.5	$17.4
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	30.5	34.6
Net foreign currency remeasurement gain	(69.3)	(3.2)
Share-based compensation expense	1.1	0.2
Amortization of debt issuance costs	1.4	1.9
Deferred income tax provision (benefit)	31.5	(1.2)
Loss on extinguishment of debt	1.8	—
Other, net	2.1	1.5
Changes in working capital, net of business acquisitions:
Trade accounts receivable	(38.1)	(48.8)
Inventories	(1.4)	4.2
Accounts payable	(14.7)	20.0
Other assets and liabilities	(26.3)	(11.4)
Net cash (used in) provided by operating activities	(9.9)	15.2
Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(15.6)	(14.8)
Capital expenditures	(9.5)	(6.6)
Other investing activities	0.2	—
Net cash used in investing activities	(24.9)	(21.4)
Cash flows from financing activities:
Proceeds from debt	968.4	220.6
Repayment of debt	(932.2)	(206.6)
Net change in bank overdrafts	(0.4)	(15.1)
Net change in compensating cash balance	2.3	9.4
Repurchases of redeemable equity	—	(6.3)
Payment to VWR Holdings under ITRA	(9.8)	—
Payment of debt issuance costs	(4.5)	(1.1)
Net cash provided by financing activities	23.8	0.9
Effect of exchange rate changes on cash	(8.5)	(0.1)
Net decrease in cash and cash equivalents	(19.5)	(5.4)
Cash and cash equivalents at beginning of period	118.0	135.6
Cash and cash equivalents at end of period	$98.5	$130.2
Supplemental disclosures of cash flow information:
Cash paid for interest	$38.2	$56.5
Cash paid for income taxes, net	7.3	5.7

VWR Corporation and Subsidiaries
Supplemental Financial Information (Unaudited)
(dollars in millions)

	Three Months Ended March 31,		Reported Change		Components of Reported Change
							Comparable Operations
	2015	2014	Amount	%	Currency	Acquisitions	Amount	%
Net sales:
Americas	$605.3	$568.4	$36.9	6.5%	$(7.6)	$15.6	$28.9	5.1%
EMEA-APAC	424.3	488.2	(63.9)	(13.1)%	(80.1)	6.7	9.5	1.9%
Total	$1,029.6	$1,056.6	$(27.0)	(2.6)%	$(87.7)	$22.3	$38.4	3.6%

Gross profit	$291.2	$312.6	$(21.4)	(6.8)%	$(27.6)	$8.4	$(2.2)	(0.7)%

SG&A expenses	$217.4	$235.6	$(18.2)	(7.7)%	$(20.3)	$6.1	$(4.0)	(1.7)%

Operating income:
Americas	$35.7	$29.6	$6.1	20.6%	$—	$2.0	$4.1	13.9%
EMEA-APAC	38.1	47.4	(9.3)	(19.6)%	(7.3)	0.3	(2.3)	(4.9)%
Total	$73.8	$77.0	$(3.2)	(4.2)%	$(7.3)	$2.3	$1.8	2.3%

	Reported			Comparable
	Three Months Ended March 31,		Change (basis points)	Three Months Ended March 31,		Change (basis points)
	2015	2014		2015	2014
Operating income margin:
Americas	5.9%	5.2%	70	5.6%	5.2%	40
EMEA-APAC	9.0%	9.7%	(70)	9.1%	9.7%	(60)
Total	7.2%	7.3%	(10)	7.2%	7.3%	(10)

VWR Corporation and Subsidiaries
Reconciliations of Adjusted Net Income, Adjusted EBITDA and Adjusted EPS (Unaudited)
(in millions, except per share data)

	Three Months Ended March 31,
	2015	2014
Net income	$71.5	$17.4
Pre-tax adjustments:
Amortization of acquired intangible assets	20.8	25.1
Net foreign currency remeasurement (gain) loss from financing activities	(70.3)	3.0
Loss on extinguishment of debt	1.8	—
Legacy facility exit charges	1.4	—
Income tax provision (benefit) applicable to pre-tax adjustments, net	18.6	(9.1)
Adjusted Net Income	$43.8	$36.4
Interest expense, net of interest income	27.2	45.8
Depreciation expense	9.7	9.5
Share-based compensation expense	1.1	0.2
Income tax provision applicable to Adjusted Net Income	25.0	19.8
Adjusted EBITDA	$106.8	$111.7

Adjusted EPS	$0.33	$0.28

Weighted average shares outstanding, diluted	131.9	0.1
Normalization for recent share activity*	—	131.3
Adjusted weighted average shares outstanding, diluted	131.9	131.4

*
This adjustment states adjusted weighted average shares outstanding, diluted, at the amounts that would have been reported under GAAP had our initial public offering and the recapitalization occurred on January 1, 2014.

VWR Corporation and Subsidiaries
Reconciliations of Free Cash Flow and Net Debt and Calculation of Net Leverage (Unaudited)
(dollars in millions)

	Three Months Ended March 31,
	2015	2014
Net cash (used in) provided by operating activities	$(9.9)	$15.2
Less: capital expenditures	(9.5)	(6.6)
Free Cash Flow	$(19.4)	$8.6

	March 31, 2015		December 31, 2014		March 31, 2014
Debt and capital lease obligations	$2,063.3		$2,111.9		$2,860.2
Less:
Cash and cash equivalents	98.5		118.0		130.2
Compensating cash balance	0.2		2.5		16.5
Net Debt	1,964.6		1,991.4		2,713.5
LTM Adjusted EBITDA	444.5		449.4		434.0
Net Leverage	4.4	X	4.4	X	6.3	X

	Twelve Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Net income	$206.7	$152.6	$9.4
Interest expense, net of interest income	147.7	166.3	188.9
Income tax provision	117.7	84.8	4.3
Depreciation and amortization	125.2	129.3	132.8
Share-based compensation expense	2.9	2.0	0.6
Net foreign currency remeasurement (gain) loss from financing activities	(164.2)	(90.9)	64.7
Loss on extinguishment of debt	6.9	5.1	—
Charges associated with restructurings and other cost reduction initiatives	—	—	32.5
Legacy facility exit charges	1.4	—	—
Other	0.2	0.2	0.8
LTM Adjusted EBITDA	$444.5	$449.4	$434.0
Media Contact:
Valerie Collado
Director, Corporate Communications
VWR Corporation
Phone: +484.885.9338
valerie_collado@vwr.com
Investor Contact:
John Sweeney, CFA
VP, Investor Relations
VWR Corporation
Phone: +610.386.1483
ir@vwr.com